NEWS RELEASE
March 15, 2010

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

Glacier Bancorp, Inc. Announces Common Stock Offering

KALISPELL, Mont., March 15 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) announced today that it has filed a prospectus supplement with the Securities and Exchange Commission (SEC) for a firm commitment underwritten public offering of $110 million of its common stock.  D.A. Davidson & Co. is the sole book-running manager in the offering.  The co-managers are Keefe, Bruyette & Woods, Inc., Sandler O'Neill + Partners, L.P., and Stifel, Nicolaus & Company, Inc.  The underwriters will be given a 30-day option to purchase up to an additional 15% of the shares being offered to cover over-allotments, if any.

Glacier intends to use the net proceeds from the offering to support the continued growth of its banks and for general corporate purposes, which may include investments at the holding company level, capital allocations to its banking subsidiaries, and potential future business opportunities in its market areas, such as FDIC-assisted transactions.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  A registration statement relating to these securities has been filed with the SEC.  The offering will be made only by means of a prospectus which is part of such registration statement and a related prospectus supplement, copies of which may be obtained from D.A. Davidson & Co. - Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319.

About Glacier
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 60 communities in Montana, Idaho, Utah, Washington, Wyoming and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven community bank subsidiaries. These subsidiaries include: six Montana banks - Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming and Utah; First National Bank & Trust in Wyoming; Citizens Community Bank in Idaho; and Bank of the San Juans in Colorado.

CONTACT:  Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher, +1-406-751-7706, both of Glacier Bancorp, Inc.